Exhibit 5


                     [Letterhead of SBC Communications Inc.]



                                              December 1, 2004



SBC Communications Inc.
175 E. Houston Street
San Antonio, TX  78205

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of shares of Common Stock, par value $1.00 per share (the "Shares"), options to purchase Shares (the "Options"), and deferred compensation obligations (the "Deferrals") of SBC Communications Inc., a Delaware corporation ("SBC"), I am of the opinion that:

         (1) The Shares have been duly authorized to the extent of Fifty-Five Million (55,000,000) Shares, of which Thirty-Four Million (34,000,000) Shares are to be acquired upon the exercise of Options, together with Thirty-Four Million (34,000,000) Options, which may be purchased pursuant to the terms of the Stock Purchase and Deferral Plan (the "Plan"), and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the Plans (the "Registration Statement") has become effective under the Act, upon issuance of such Shares and payment therefore in accordance with the Plan and the resolutions of the Board of Directors of SBC relating thereto, the Shares will be legally and validly issued, fully paid and nonassessable;

         (2) The Deferrals, representing SBC's unsecured obligation to pay deferred compensation in the future (such obligations currently expected not to exceed $25 million in the aggregate) and in accordance with the Cash Deferral Plan, when duly established by or pursuant to a resolution of the Board of Directors of SBC, in each case so as not to violate any applicable law or any agreement or instrument to which SBC is a party or by which it is bound, and duly executed, will constitute valid and legally binding obligations of SBC; and

         (3) SBC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I have relied as to certain matters on information obtained from public officials, officers of SBC and other sources believed by me to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                          Very truly yours,

                                                          /s/ James D. Ellis